Exhibit 7.11

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of September 30, 2022 by and among (i) the parties set forth in Schedule A hereto (each of them is referred to herein as a “Management Party,” and collectively, as the “Management Parties”), (ii) FNOF Dynamic Holdings Limited, a company incorporated under the laws of British Virgin Islands (“Sponsor,” collectively with the Management Parties, the “Investors,” and each, an “Investor”), (iii) Right Dynamic Investments Limited, a company incorporated under the laws of British Virgin Islands (“Holdco”), (iv) FNOF Precious Honour Limited, a company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), and (v) Rim Peak Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). The Investors, Holdco, Parent and Merger Sub are collectively referred to as the “Parties” and each, a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Management Parties and Parent entered into that certain consortium agreement dated as of May 20, 2022 (the “Consortium Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to O2Micro International Limited, an ordinary resident company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

WHEREAS, on the date hereof, the Company, Parent and Merger Sub executed an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, each Rollover Shareholder, on the date hereof, executed a rollover and support agreement as may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreement”), pursuant to which each Rollover Shareholder has agreed to (i) have his or her Rollover Shares cancelled for no consideration in exchange for newly issued ordinary shares of Holdco (the “Holdco Shares”), and (ii) vote in favor of the Merger Agreement, the Plan of Merger and the Transactions, in each case on terms and conditions set out in the Support Agreement;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Sponsor has executed an equity commitment letter in favor of Holdco (as may be amended, restated, supplemented or otherwise modified from time to time, the “Equity Commitment Letter”), pursuant to which Sponsor has agreed, subject to the terms and conditions set forth therein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued Holdco Shares, up to the aggregate amount set forth therein (the “Equity Commitment”), at or prior to the Effective Time in connection with the Merger;

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WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Sponsor has executed a limited guarantee in favor of the Company (as may be amended, restated, supplemented or otherwise modified from time to time, the “Limited Guarantee”) with respect to certain payment obligations of Parent under the Merger Agreement; and

WHEREAS, the Investors, Holdco, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Support Agreement, the Equity Commitment Letter, and the Limited Guarantee, and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

AGREEMENT

1.                        AGREEMENTS AMONG THE INVESTORS.

1.1                    Actions of Parent and Merger Sub. All Investors acting jointly may cause Parent and Merger Sub to take any action or refrain from taking any action in order for them to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement or other Transaction Documents (as applicable), including, without limitation, (i) determining that the conditions to closing specified in Sections 7.01 and 7.02 the Merger Agreement (“Closing Conditions”) have been satisfied, (ii) waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, (iii) terminating, amending or modifying the Transaction Documents, and (iv) determining to close the Merger. Parent and Merger Sub shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive any Closing Condition, terminate, amend or modify the Transaction Documents or determine to close the Merger, unless such action has been approved in advance in writing by all Investors in accordance with this Agreement. Each of Parent and Merger Sub agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, without the prior written approval of each of the Investors.

1.2                    Equity Financing.

(a)                Sponsor shall comply with its obligations under the Equity Commitment Letter. Holdco shall, at the direction of the Management Parties acting jointly, enforce the provisions of the Equity Commitment Letter in accordance with the terms of the Merger Agreement and the Equity Commitment Letter. Notwithstanding anything in the Equity Commitment Letter to the contrary, and prior to the Effective Time, Sponsor shall not be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of the Management Parties. Each Investor shall be entitled to receive by himself or itself, or to designate one or more Affiliates to receive, for his or its Commitment (as defined below) such number of Holdco Shares set forth opposite his or its name on Exhibit A hereto, and having the terms set forth herein.

(b)               If the Investors acting jointly determine that the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is less than the Equity Commitment under the Equity Commitment Letter, then the amount that Sponsor invests in Holdco will be so reduced. If the Investors jointly determine that the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is greater than the Equity Commitment under the Equity Commitment Letter, then the amount of such excess shall be made up by Sponsor. Any additional commitment made by Sponsor pursuant to this Section 1.2(b) shall be made on the same terms and conditions as Sponsor’s existing Equity Commitment.

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1.3                    Support Agreement. Parent and Holdco shall, at the direction of all Investors acting jointly, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement, and Parent and Holdco may not modify, amend or waive any provision in the Support Agreement without the prior written consent of all Investors. Each Management Party shall comply with the obligations in respect thereof under the Support Agreement.

1.4                    Limited Guarantee. Sponsor shall comply with its obligations under the Limited Guarantee. The Investors shall reasonably cooperate in defending any claim that Sponsor is liable to make payments under the Limited Guarantee.

1.5                    Holdco Ownership and Arrangements. Each Investor’s ownership percentage in Holdco as of immediately following the Closing in exchange for such Party’s Commitment shall be calculated proportionally based on (x) the value of such Party’s Commitment, relative to (y) the aggregate value of all Parties’ Commitments. For the purpose of this Agreement, the initial contemplated ownership percentage (the “Contemplated Ownership Percentage”) of each Investor immediately following the Closing shall be equal to the percentage set forth opposite its name in the column titled “Contemplated Ownership Percentage” on Exhibit A hereto and the corresponding number of Holdco Shares to be issued to each applicable Investor immediately following the Closing is set forth opposite his or its name in the column titled “Holdco Shares” on Exhibit A hereto, without taking into account (i) any equity-linked incentive plan of the Group Companies on terms and conditions agreed by the Investors, (ii) any Holdco Shares to be issued to the Rollover Shareholders (other than the Management Parties) in exchange for their Rollover Shares to be contributed pursuant to the Support Agreement or (iii) any dilution or reallocation of the ownership interest as a result of a Failing Investor unable to fund its Commitment, and such Contemplated Ownership Percentage may be updated, adjusted, revised from time to time to account for a Failing Investor.

1.6                    Required Information. Each of the Investors, on behalf of himself/itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor (or its Affiliates) that Parent reasonably determines is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement or any other agreement or arrangement to which he/it (or any of its Affiliates) is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), his and its respective Affiliates’ identity and beneficial ownership of the Shares, ADSs or other Equity Securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement or any other agreement or arrangement to which he or it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff) or by mutual agreement between the Company and Parent. Each of the Investors hereby represents and warrants to Parent and the other Investors as to himself/itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor in writing pursuant to this Section 1.6, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of a Party’s involvement in the Transactions are provided to such Governmental Authorities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain his or its positions with the applicable Governmental Authority, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

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1.7                    Consummation of the Transactions.

(a)                Subject to the terms and conditions of this Agreement, each of the Parties agrees and undertakes to use his or its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents.

(b)               In the event that the Closing Conditions are satisfied or validly waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obliged to consummate the Merger in accordance with the Merger Agreement, the Investors who are not Failing Investors (as defined below), acting jointly, may (i) terminate the participation in the Transactions of any Investor that fails to fund its Commitment (as defined below) or that asserts in writing its unwillingness to fund its Commitment, in each case pursuant to the Equity Commitment Letter or Support Agreement, as applicable (a “Failing Investor”), and/or (ii) direct Parent and Holdco to enforce the obligation of any Failing Investors under the Equity Commitment Letter or Support Agreement, as applicable; provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor with respect to such breach or threatened breach, which rights shall be exercised in the manner as provided in Sections 2.5 and 2.11 hereof. In the event the Investors who are not Failing Investors, acting jointly, terminate a Failing Investor’s participation in the Transactions, the amount of such Failing Investor’s Equity Commitment (if any) and/or the value of its or his Shares to be cancelled for no consideration under the Support Agreement (if any) (calculated as the product of the number of such Shares and the Per Share Merger Consideration) (such value, the “Rollover Commitment,” and together with any Equity Commitment, the “Commitment”) shall first be offered to the Investors who are not a Failing Investor in proportion of their Contemplated Ownership Percentage, and if none or not all of a Failing Investor’s Commitment is accepted by the Investors (other than any Failing Investor) in such proportions, then the Investors who are not Failing Investors, acting jointly, may offer such Failing Investor’s Commitment, or any portion thereof, to the Rollover Shareholders or to one or more new investors approved by the Investors who are not Failing Investors, acting jointly.

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1.8                    Fees and Expenses.

(a)                Upon consummation of the Transactions, the Parties shall cause the Surviving Company to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions, the Debt Financing and, if applicable, the Alternative Financing (“Consortium Transaction Expenses”), including, without limitation, (A) all fees, expenses and disbursements of (i) the Joint Advisors (as defined under the Consortium Agreement) (other than fees and costs of any separate Advisors (as defined under the Consortium Agreement) who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by the Parties) and (ii) legal counsel representing any Debt Financing Provider or any Party in connection with the Debt Financing and, if applicable, the Alternative Financing, and (B) all fees, expenses and disbursements charged by any Debt Financing Provider pursuant to the Debt Commitment Letter, Financing Documents or any definitive agreement with respect to the Debt Financing or Alternative Financing (if applicable) (collectively, the “Debt Financing Documents”).

(b)               If the Transactions are not consummated (and Section 1.8(c) below does not apply), the Investors agree to (x) discuss in good faith the allocation of the amount of the Parent Termination Fee among the Investors promptly after the Parent Termination Fee becomes payable pursuant to Section 8.06(b) of the Merger Agreement, and (y) share ratably based on the Investors’ Expense Sharing Percentage (as defined under the Consortium Agreement) or as may otherwise be agreed among the Investors any other Consortium Transaction Expenses incurred by the Parties prior to the termination of the Transactions; and

(c)                If the failure of the Transactions to be consummated prior to termination of the Merger Agreement results from any unilateral breach of this Agreement, the Equity Commitment Letter, the Debt Financing Documents, and/or the Support Agreement, as applicable, by one or more Investors and their respective Affiliates, then the breaching Investor(s) shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse Parent and each Investor who is not a breaching Investor and Affiliates of such Investor (other than the Company and its Subsidiaries) for the Parent Termination Fee and any other costs and expenses paid by Parent in accordance with the Merger Agreement and all of their out-of-pocket costs and expenses (including any amounts paid by Sponsor in respect of the Limited Guarantee, as applicable) incurred in connection with the Merger, the Debt Financing and, if applicable, the Alternative Financing, including the fees, expenses and disbursements of (A) any Joint Advisors, other advisors or consultants retained by such non-breaching Investor and/or legal counsel representing any Debt Financing Provider or a Party in connection with the Debt Financing and, if applicable, the Alternative Financing, and (B) the fees, expenses and disbursements charged by any Debt Financing Provider pursuant to the Debt Financing Documents, in each case without prejudice to any claims, rights and remedies otherwise available to Parent or such non-breaching Investor and its Affiliates.

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(d)               The obligations pursuant to this Section 1.8 shall remain in full force and effect whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement in accordance with Section 2.1.

1.9                    Company Termination Fee. Any Company Termination Fee paid by the Company or any of its Affiliates pursuant to the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses pursuant to Section 1.8 hereof shall be promptly paid by Parent or Merger Sub to the Investors (other than any Failing Investor at the time of termination of the Merger Agreement) or their designees pursuant to the proportion mutually agreed by the Investors after good faith discussion.

1.10                Notice of Closing; Notices. Any notices received by Parent pursuant to Section 9.02 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter and/or Support Agreement. All other notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next Business Say if transmitted by international overnight courier, in each case, to the respective Parties hereto at the address for each Party set forth in such Party’s Equity Commitment Letter and/or Support Agreement.

1.11                Announcement. No announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by Parent, Merger Sub or any Investor or any of their respective Affiliates and Representatives without the prior written consent of all Investors, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or securities exchange, and then only after the form and terms of such announcements or statements have been notified to the Investors and the Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Notwithstanding the foregoing, the Management Parties may make any Schedule 13D filings, or amendments thereto, in respect of the Company that the Management Parties reasonably believe is required under applicable Law without the prior written consent of Sponsor, provided that the Management Parties shall coordinate with Sponsor in good faith regarding the content and timing of such filings or amendments in connection with the Transactions.

1.12                Representations and Warranties; Covenant.

(a)                Each Party hereby represents, warrants and covenants to the other Parties that: (i) he or it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by him or it have been duly authorized by all necessary action on the part of such Party and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law), and (iv) such Party’s execution, delivery and performance of this Agreement will not violate (A) any provision of its organizational documents, if such Party is a corporate entity, or (B) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

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(b)               Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement.

(c)                Each Party hereby represents, warrants and covenants to the other Parties that it has not entered into any agreement, arrangement or understanding with any Person with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement (including exhibits) or unless otherwise disclosed to the other Parties in writing prior to the date of this Agreement.

(d)               Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding with any other Person with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the other Investors acting jointly; provided that this Section 1.12(d) shall continue to apply to an Investor that is a Failing Investor for a period of two (2) years following such Investor becoming a Failing Investor.

2.                       MISCELLANEOUS.

2.1                    Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.7, Section 1.8, Section 1.9, Section 1.12 (solely to the extent such provision contemplates survival following termination), Section 2 (excluding Section 2.3) which shall remain in effect indefinitely and Section 1.11 and Section 2.3 which shall remain in effect until the date which is eighteen (18) months after the termination of this Agreement) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

2.2                    Amendment. This Agreement may be amended or modified and the provisions hereof may be waived only by an agreement in writing signed by each Investor.

2.3                    Confidentiality.

(a)                Except as permitted under Section 2.3(d), each Party shall not, and shall direct its Affiliates and officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives (such Party’s “Representatives”) not to, disclose any Confidential Information (as defined below) received by it or him (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions. “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (A) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (B) is or becomes publicly available other than through a breach of this Agreement by such Party, and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation in connection with the Transactions, including the Merger Agreement.

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(b)               Subject to Section 2.3(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (i) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c)                Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 2.3 shall continue to apply for a period of eighteen (18) months following termination of this Agreement pursuant to Section 2.1, unless otherwise agreed in writing.

(d)               Notwithstanding anything to the contrary in this Agreement, a Party may disclose Confidential Information (i) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to Sponsor, potential sources of capital), but only on a confidential basis; (ii) if required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

2.4                    Severability. In the event that any provision hereof would, under applicable Law or public policy, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid, legal and enforceable to the maximum extent compatible with, and possible under, applicable Law or public policy. The provisions hereof are severable, and in the event any provision hereof should be held invalid, illegal or unenforceable in any respect, it shall not invalidate, render illegal or unenforceable or otherwise affect any other provision hereof.

2.5                    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Holdco, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or Affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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2.6                    Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

2.7                    Submission to Jurisdiction.

(a)                Any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.7(a) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)               Notwithstanding the foregoing, the Parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 2.7(a), any Party may, to the extent permitted the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

2.8                    Exercise of Rights and Remedies.

(a)                Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

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(b)               The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 2.8, including the limitations set forth in Section 2.8(c), it is agreed that prior to any termination of this Agreement, the non-breaching Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)                The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 2.8. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.8.

2.9                    Other Agreements. This Agreement, together with the Merger Agreement, the Consortium Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement and other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms having been expressly amended, clarified or supplemented by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

2.10                Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate of a Party, and, with the unanimous prior written approval by all Closing Investors, may be assigned by a Failing Investor to a new investor that accepts such Failing Investor’s Commitment pursuant to Section 1.7(b); provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.10 shall be void.

2.11                Remedies. Except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that this Agreement may only be enforced against an Investor by Holdco, Parent or Merger Sub, acting at the direction of the Investors (other than a Failing Investor) acting jointly. In the event that Holdco and/or Parent determines to enforce the provisions of the Equity Commitment Letter or the Support Agreement, as applicable, in accordance with this Agreement, the Investors that are prepared to fund their Commitments immediately prior to the Closing (the “Closing Investors”) shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letter or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investor(s) in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) and (B) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

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2.12                Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

/s/ Du Shyun-Dii Sterling
Du Shyun-Dii Sterling

/s/ Kuo Chuan-Chiung
Kuo Chuan-Chiung

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.

FNOF Dynamic Holdings Limited

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

FNOF Precious Honour Limited

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

Rim Peak Technology Limited

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

Right Dynamic Investments Limited

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

[Signature Page to Interim Investors Agreement]

Schedule A

List of Management Parties

Du Shyun-Dii Sterling
Kuo Chuan-Chiung

Schedule A

Exhibit A

Exhibit A